EXHIBIT 10.01

Donald A. McCunniff

Senior Vice President, Human Resources

January 11, 2019

Via Federal Express

Mr. Robert J. Cardin

16775 Quayside Drive

Milton, GA  30004

Dear Bob:

Based on our recent meetings and dialogue, together with your background and experience, I am pleased to offer you what I believe is an extremely attractive opportunity to join Martin Marietta (“the Company”). This letter sets out the offer terms and a brief position description.

Starting on or about March 1, 2019, you will assume the position of Vice President and Controller to provide exceptional financial leadership for the Company. Based in Raleigh, you will report to Jim Nickolas, Martin Marietta’s Senior Vice President and Chief Financial Officer. Functionally, you will be immediately responsible for corporate accounting, financial compliance and financial planning and analysis for Martin Marietta globally.  In addition, you will assume responsibility for the shared services functions at an appropriate time during your first year with the Company (to be determined between Jim Nickolas and you).

❖

Annual base pay for your first year of employment will be $350,000. You will be paid
$14,583.00 on a semi-monthly basis. For all subsequent years, your salary will be determined in accordance with our standard corporate practices and policies in effect from time to time with respect to performance and salary reviews, which are effective in March of each year.

❖

Upon hire, Management will recommend to the Management Development and Compensation Committee of the Board of Directors that you be awarded a special one-time grant of restricted stock units with a grant date fair value equal to two times your annual base salary, or $700,000. These units, which assume continuous employment through the fifth anniversary of your hire date, will be subject to one-third ratable vesting immediately following your third, fourth, and fifth years of employment.

❖

Following 30 days of employment, the Company shall pay you a signing bonus of $150,000, less applicable taxes. This payment is an expression of the Company’s confidence in your ability with the expectation of continued future employment. However, if you voluntarily terminate employment with the Company, or are terminated for cause, within 24 months

2710 Wycliff Road, Raleigh NC 27607-3033

t. (919) 510•4791 f. (919) 510-4700 www.martimnarietta.com

Mr. Robert J. Cardin

January 11, 2019

from your hire date, you will be liable for repaying this one-time bonus within 30 days of the date of your termination.

❖

You will participate in our Executive Incentive Plan (“EIP”), which is our annual cash bonus plan, at a target of 50% of your calendar year earnings starting in 2019. Awards under the EIP are paid in cash and are based on (i) the Company’s annual performance and (ii) your performance toward personal goals established each year. Awards under the EIP may range from 0% to a maximum of 200% of target.  For informational purposes only, for the plan year 2017 that was paid in March 2018, employees who were similarly situated to your new position received bonuses that were at approximately 120% of target.

❖

Starting in 2019, you will participate in our Long Term Incentive Plan (“LTIP”), under which awards are made in restricted stock units and performance share units. LTIP awards have a target value and grant amount as determined each year by the Management Development and Compensation Committee of the Board of Directors. Management will recommend to the Committee that your initial target value be 100% of your annual base salary. Two-thirds of the award will be granted in restricted stock units, which are subject to continued employment and vest ratably over three years. The remaining one-third will be issued in performance share units, which cliff vest in three years subject to the Company’s performance achievements and can range from 0-240% of the target amount for the performance share awards.

❖

You will be able to participate in our health and welfare plans. All employees contribute toward the cost of benefit coverage according to the plan’s terms. Importantly, you will be eligible to participate in the medical and dental plans from your first day of employment.

❖

You will be eligible to participate in our retirement plans, which are currently comprised of a defined benefit pension plan and a defined contribution plan. The defined contribution plan is voluntary and provides a matching contribution from the Company for participants.

❖	You will be eligible under the Martin Marietta vacation policy for four weeks of paid vacation on an annual basis, which accrues monthly.

❖

You will be eligible under the Company’s relocation program for comprehensive reimbursement of moving costs, relocation travel, and temporary housing expense in Raleigh; specific details are included in the Company’s policy HR-7.4a. A summary of this policy is enclosed.

Enclosed is a brochure describing our health and welfare plans and retirement plans available to salaried employees, as well as our Code of Ethical Business Conduct.

Mr. Robert J. Cardin

January 11, 2019

There are two contingencies to this offer. First, you must successfully pass our pre-employment drug screening (to which all our employees are subject). Second, a background check must be concluded to the Company’s satisfaction. Finally, I would be remiss if I didn’t underscore this employment offer should in no way be considered an employment agreement between you and Martin Marietta. Either the Company or you may terminate employment at any time with or without cause.

Bob, I know you will want to review this offer thoroughly, but I look forward to your prompt response – and hope then to officially welcome you to our team. If you have any questions, please don’t hesitate to call me or Jim Nickolas and we’ll gladly address them. Otherwise, please sign where indicated below and keep one original for your files and please return the duplicate to me for our files in Raleigh.

Sincerely yours,

/s/ Donald A. McCunniff

Donald A. McCunniff

Senior Vice President, Human Resources

Enclosures

I accept this offer of employment as outlined in this letter.

_/s/ Robert J. Cardin_______________________1/11/19_________________

Robert J. CardinDate